Exhibit 99.1

Investor Relations:	February 2nd, 2023
Raul Jacob Victor Pedraglio +(602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com

Southern Copper Corporation (NYSE and BVL: SCCO)

●

4Q22 net sales were $2,820.3 million, in line with 4Q21 net sales. Sales volumes increased for copper (+2.1%), silver (+6.4%) and zinc (+38.2%) and decreased for Molybdenum (-15.7%). While molybdenum price rose 14.2% during the quarter, prices dropped for copper (-17.5%), silver (-11.1%) and zinc (-9.0%), offsetting the positive impact of higher sales volumes.

In 2022, net sales decreased 8.1% compared to the figure in 2021. This result was driven by a decrease in the sales volume for copper (-6.5%), silver (-1.9%) and molybdenum (-13.4%). The sales volume for zinc increased 10.5% and its price was up 16.2%. Metal prices for molybdenum also increased 20% when compared with 2021, while metal prices decreased for copper (-5.4%) and silver (-13.6%).

●	Net income in 4Q22 was $902.4 million, which represented a 8.3% increase with regard to the $833.0 million registered in 4Q21. The net income margin in 4Q22 was 32.0%, versus 29.5% in 4Q21.

2022 net income was $2,638.5 million, 22.3% lower than in 2021. The net income margin in 2022 was 26.3%, versus 31.1% in 2021.

●

4Q22 adjusted EBITDA was $1,647.5 million, which represented a decrease of 4.6% with regard to the $1,726.5 million registered in 4Q21. The adjusted EBITDA margin in 4Q22 was 58.4% versus 61.1% in 4Q21.

Adjusted EBITDA in 2022 was $5,365.3 million; 21.7% below the figure in 2021. The adjusted EBITDA margin in 2022 was 53.4% vs 62.7% in 2021.

●	Cash flow from operating activities in 2022 was $2,802.5 million, which represented a decrease of 34.7% over the $4,292.4 million posted in 2021.
●

Copper production registered an increase of 1.6% in 4Q22 in quarter-on-quarter terms. Higher production at our Peruvian mines was mainly attributable to an uptick in ore recoveries. Copper production at our Mexican mines was in line with 2021 production.

2022 overall Copper production decreased 6.6% YoY to 894,703 tons. The yearly drop was attributable to the Cuajone stoppage (22,208 tons) and a temporary decline in ore grades (38,106 tons).

●

Quarter by-product production: Mined silver production increased 9.6% in 4Q22, driven upward by higher production at our IMMSA, Buenavista and Cuajone operations. Molybdenum production decreased (-15.6)% in 4Q22 compared to 4Q21, which was primarily attributable to lower production at the Toquepala mine. Mined zinc production decreased 7.4% this quarter, mainly due to a drop in production at the Charcas unit.

Year by-product production: Molybdenum production was 26,240 tons in 2022, which was 13.3% lower than the figure in 2021. This drop was due to a reduction in production at the Toquepala mine, which was driven by lower ore grades. Mined zinc production fell 10.4% YoY due to a decrease production at the Charcas and Santa Barbara mines. Mined silver production dropped 2.1% in 2022, which reflected a decrease in production at our Peruvian

FOURTH QUARTER AND YEAR 2022 RESULTS	SOUTHERN COPPER

operations and at La Caridad mine. This reduction was partially offset by an increase in production at our Buenavista and IMMSA mines.

●

4Q22 Operating cash cost per pound of copper, net by-product revenue credits, was $0.45, which represented a decrease of 41.6% compared to the $0.76 reported in 4Q21. The aforementioned result was mainly attributable to an increase in the by-product revenue credits, principally from molybdenum.

2022’s Operating cash cost per pound of copper, including by-product revenue credits, was $0.78, which represented an increase of 16.5% compared to the $0.67 reported in 2021. This result was mainly attributable to an increase in the production cost and to the unit cost effect generated by a 6.6% decrease in pounds of copper produced. This result was partially offset by an increase in the by-product revenue credits.

●	In 2022, we spent $948.5 million on capital investments, which reflected a 6.3% increase YoY and represented 36.2% of net income in 2022.
●	Dividends: On January 26, 2023, the Board of Directors authorized a dividend of $1.00 per share payable on March 1st, 2023 for shareholders of record at the close of business on February 14th, 2023.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: “2022 was a challenging year. The world expected a return to some semblance of stability in 2022 after COVID-19 lockdowns, but the upturn was sideswiped by the Russia-Ukraine conflict. This war has produced significant volatility, affecting economies, energy markets and global security. The aforementioned context, coupled with additional challenges in the economies in which we operate, tested our strengths and ability to generate cash flows. Despite headwinds on the external front and a series of atypical local events─ namely the Cuajone stoppage in 2022─we have persevered, bolstered by the resilience of our workforce, SCC’s strengths and our strong financial position. Evidence of our fortitude can be seen in the 4Q22 comparison to 3Q22. Net sales were up 30.8% over the same period. Consistent with these positive results, the operating cash cost per pound of copper, including by-product revenue credits, was $0.45 per pound, 57% lower than the $1.03 reported in 3Q22.

In Peru, on December 7, 2022, the Peruvian congress invoked its powers under the Constitution and removed President Pedro Castillo from office. Mrs. Dina Boluarte, the Vice President, immediately assumed the presidency. These fast-moving events led to considerable upheaval, particularly in the south of Peru, where acts of vandalism and violence have escalated. Roadblocks are scattered throughout the country, which has negatively affected the normal course of business in various regions.  Fortunately, our operations have not been impacted. SCC hopes that the government will take clear action to restore order, protect the rights of all citizens and set the stage for a peaceful solution to protests so that Peru can resume growth and achieve the development it deserves.

We continue to focus on expansion and expect to deliver ore to the Caridad concentrator from the Pilares mine in 2Q23, contributing with 35,000 tonnes of copper annually. Additionally, the new zinc concentrator at Buenavista is expected to begin operations in 2H23 generating 100,000 tons of zinc and 20,000 tons of copper per year.”

4Q22	www.southerncoppercorp.com	Page 2 of 12

FOURTH QUARTER AND YEAR 2022 RESULTS	SOUTHERN COPPER

Key Financial Data

	Fourth Quarter					Twelve Months
	2022	2021	Variance			2022	2021	Variance
			$		%			$		%
	(in millions except per share amount and %s)
Sales	$2,820.3	$2,823.7	$(3.4)		(0.1)%	$10,047.9	$10,934.1	$(886.2)		(8.1)%
Cost of sales	1,206.8	1,037.6	169.2		16.3%	4,649.1	3,894.4	754.7		19.4%
Operating income	1,370.0	1,530.6	(160.6)		(10.5)%	4,435.8	6,065.1	(1,629.3)		(26.9)%
Net income	$902.4	$833.0	$69.4		8.3%	$2,638.5	$3,397.1	$(758.6)		(22.3)%
Net income margin	32.0%	29.5%	2.5	pp	8.5%	26.3%	31.1%	(4.8)	pp	(15.4)%
Adjusted EBITDA	1,647.5	1,726.5	(79.0)		(4.6)%	5,365.3	6,852.7	(1,487.4)		(21.7)%
Adjusted EBITDA margin	58.4%	61.1%	(2.7)	pp	(4.4)%	53.4%	62.7%	(9.3)	pp	(14.8)%
Income per share	$1.17	$1.08	$0.09		8.3%	$3.41	$4.39	$(0.98)		(22.3)%
Capital investments	290.9	196.7	94.2		47.9%	948.5	892.3	56.2		6.3%

Capital Investments

Our current capital investment program for this decade exceeds $15 billion and includes investments in the Buenavista Zinc, Pilares, El Pilar and El Arco projects in Mexico and in the Tia Maria, Los Chancas and Michiquillay projects in Peru. This capital forecast includes several infrastructure investments, including key investments to bolster the competitiveness of the El Arco project.

Mexican Projects

Buenavista Zinc – Sonora: This project is located within the Buenavista deposit, where a new concentrator is being built. This facility has a production capacity of 100,000 tons of zinc and 20,000 tons of copper per year. We have completed the engineering study, and the project has all the necessary permits. When operating, this facility will double the Company’s zinc production capacity and provide more than 2,000 operational jobs.

Project update: the capital budget of the project is $416 million, most of which has already been invested. We expect to initiate operations in 2H23.

Pilares – Sonora: Located 6 kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrate. This project will significantly improve the overall mineral ore grade (considering the 0.78% expected from Pilares and the 0.29% from La Caridad).

Project update: The budget for Pilares is $159 million, most of which has already been invested. The project is currently operating and delivering copper mineral oxides to the SX-EW facilities of the Caridad operation. We expect to produce mineral for the Caridad concentrator at full capacity in the 2Q23.

El Pilar – Sonora: This low-capital intensity copper greenfield project is strategically located in Sonora, Mexico, approximately 45 kilometers from our Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 317 million tons of ore with an average copper grade of 0.249%. We anticipate that El Pilar will operate as a conventional open-pit mine with an annual production capacity of 36,000 tons of copper cathodes. This operation will use highly cost efficient and environmentally friendly SX-EW technology. The budget for El Pilar is $310 million.

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FOURTH QUARTER AND YEAR 2022 RESULTS	SOUTHERN COPPER

Project update: The results from experimental pads in the leaching process have confirmed adequate levels of copper recovery. Basic engineering study is finished and the Company continue to develop the project and engage in onsite environmental activities. The SX-EW plant EPCM project has been awarded to a contractor and has started. We expect production to begin in 2024 and mine life is estimated at 13 years.

El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with ore reserves of over 1,230 million tons with an average ore grade of 0.40% and 141 million tons of leach material with an average ore grade of 0.27%. The project includes an open-pit mine combining concentrator and SX-EW operations. Annual production is expected to total 190,000 tons of copper and 105,000 ounces of gold.

Project update: The Company has completed the environmental baseline study for the mine and industrial facilities and is reviewing the basic engineering analysis to request the environmental impact permits,

Peruvian Projects

Tia Maria - Arequipa: This greenfield project, located in Arequipa, Peru, will use state of the art SX-EW technology with the highest international environmental standards to produce 120,000 tons of SX- EW copper cathodes per year. The estimated capital budget for the project is $1.4 billion.

Southern Copper has been consistently working to promote the welfare of the population of the Islay province. As part of these efforts, we have implemented successful social programs in education, healthcare and productive development to improve the quality of life in the region. We have also promoted agricultural and livestock activities in the Tambo Valley and supported growth in manufacturing, fishing and tourism in Islay.

We reiterate our view that the initiation of construction activities at Tia Maria will generate significant economic opportunities for the Islay province and the Arequipa region. Given the current Peruvian economic situation, it is crucial to move ahead on projects that will stimulate a sustainable growth cycle. We will make it a priority to hire local labor to fill the 9,000 jobs that we expect to generate during Tia Maria’s construction. Additionally, from day one of our operations, we will generate significant contributions to revenues in the Arequipa region.

Los Chancas - Apurimac: This greenfield project, located in Apurimac, Peru, is a copper and molybdenum porphyry deposit. Current estimates of indicated copper mineral resources are 98 million tons of oxides with a copper content of 0.45% and 52 million tons of sulfides with a copper content of 0.59%. The Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tons of copper and 7,500 tons of molybdenum annually. The estimated capital investment is $2,600 million and the project is expected to begin operating in 2030. In 2022, we continued to engage in social and environmental improvements for the local communities and worked on the project’s environmental impact assessment.

Project update: As of December 31, 2022 part of the project´s land continued to be occupied by illegal miners, some of whom have irregularly registered their stakes in the "Integral Registry of Mining Formalization" (REINFO) The Company has filed criminal complaints and other legal remedies, which have annulled the claims of 70 illegal miners while 5 cases remain open.

Michiquillay Project - Cajamarca: In June 2018, Southern Copper signed a contract for the acquisition of the Michiquillay project in Cajamarca, Peru. Michiquillay is a world class mining project with inferred mineral resources of 2,288 million tons with an estimated copper grade of 0.43%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) for an initial mine life of more than 25 years and at a competitive cash-cost. We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2032. Michiquillay will become one of Peru´s largest copper mines and will create significant business opportunities in the Cajamarca region; generate new jobs for the local communities; and contribute with taxes and royalties to the local, regional and national governments.

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FOURTH QUARTER AND YEAR 2022 RESULTS	SOUTHERN COPPER

In 2021, the Company signed Social Agreements with the Michiquillay and the Encañada Communities. In addition to this, on October 1, 2021, the Peruvian Ministry of Energy and Mines approved the semi-detailed Environmental Impact Study for the project.

Project update: In 4Q22, the Company informed MINEM that it had begun exploration activities and initiated an assessment of the existing mineral resource at depth. In 2022, in accordance with our social agreements with the Michiquillay and La Encañada communities, the Company hired unskilled labor and paid for the use of surface land. SCC will continue to make surface land payments in 2023 and plans to support social programs in both communities as it rolls out additional exploration activities.

Environmental, Social & Governance (ESG) Investment

Progress on the Corporate Sustainability Assessment front. S&P Global increased SCC’s rating by 13% YoY in its Corporate Sustainability Assessment 2022. This situates the company among the top 8% of best performers in the mining sector and places SCC 50% above the average rating. These results reflect the upward trend the Company is experiencing in the realm of sustainability and reaffirms SCC’s listing on the Dow Jones Sustainability Index (DJSI) for the Latin American Integrated Market (MILA) for the fourth consecutive year. Our on-going improvement has been driven by positive performance in areas such as cybersecurity, water management, operations closure, occupational safety and health, among others.

The open-pit mine La Caridad and the Sonora Metallurgical Complex (smelter and refinery) received Copper Mark certification. Both units were assessed by this independent assurance system to demonstrate that SCC’s copper is produced responsibly and highlight the Company’s contributions to achieving the Sustainable Development Goals of the United Nations in 5 main areas: business and human rights, community, working conditions, environment and governance.

SCC’s goal is to ensure that copper production at all of our units meets Copper Mark’s criteria. Additionally, La Caridad received the Molybdenum Mark. The aforementioned pilot programs were implemented by Copper Mark and the International Molybdenum Association so producers have a framework of reference to demonstrate leadership with regard to sustainability and responsible production practices.

Occupational Safety. The Mining Chamber of Commerce of Mexico (CAMIMEX) and the National Council to Regulate and Certify Workplace Practices (CONOCER) awarded first place to the rescue squads of the Charcas and Santa Barbara units in the categories “Underground Mining Rescue” and “First Aid” respectively in the framework of the XVI National Competition of Underground Mining Rescues, First Aid and Hazardous materials.

Fundación Grupo México organized a Volunteer Day, which was attended by 8 thousand volunteers in 13 states of Mexico and 5 regions of Peru. Efforts benefitted more than 40 institutions near our operations with a focus on improving the quality of life at the community, family, and environment levels.

4Q22	www.southerncoppercorp.com	Page 5 of 12

FOURTH QUARTER AND YEAR 2022 RESULTS	SOUTHERN COPPER

Conference Call

The Company’s fourth quarter earnings conference call will be held on February 3, 2023, beginning at 10:00 AM – EST /Lima and 9:00 AM Mexico City time).

To participate in the call: Please consider that we are using a new technological platform for this event. It is necessary to register in the following link:

https://register.vevent.com/register/BI7ee63d34d8e143dc9dfbdd54acdcd9dc

At the registration time, you will be provided a dial-in number and a personal confirmation PIN will be generated to access the call.

During the conference call, please join live presentation through Webex at the following link:

https://americasmining.webex.com/americasmining/j.php?MTID=m47661b91300efc0e10d915123b2a926a

4Q22	www.southerncoppercorp.com	Page 6 of 12

FOURTH QUARTER AND YEAR 2022 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME	COMEX
	Copper	Copper	Molybdenum	Zinc	Silver	Gold
	($/lb.)	($/lb.)	($/lb.)	($/lb.)	($/oz.)	($/oz.)
1Q 2022	4.53	4.54	18.99	1.70	24.05	1,873.63
2Q 2022	4.32	4.34	18.30	1.78	22.65	1,872.01
3Q 2022	3.51	3.50	16.00	1.48	19.10	1,728.33
4Q 2022	3.63	3.66	21.17	1.36	21.25	1,729.21
Average 2022	4.00	4.01	18.61	1.58	21.76	1,800.80

1Q 2021	3.85	3.86	11.19	1.25	26.29	1,797.80
2Q 2021	4.40	4.43	13.89	1.32	26.78	1,816.49
3Q 2021	4.25	4.30	18.43	1.36	24.28	1,789.44
4Q 2021	4.40	4.38	18.53	1.53	23.36	1,794.58
Average 2021	4.23	4.24	15.51	1.36	25.18	1,799.58

Variance: 4Q22 vs. 4Q21	(17.5)%	(16.4)%	14.2%	(11.1)%	(9.0)%	(3.6)%
Variance: 4Q22 vs. 3Q22	3.4%	4.6%	32.3%	(8.1)%	11.3%	0.1%
Variance: 2022 vs. 2021	(5.4)%	(5.4)%	20.0%	16.2%	(13.6)%	0.1%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2022	2021	%	2022	2021	%
Copper (tons)
Mined	241,273	237,542	1.6%	894,703	958,200	(6.6)%
3rd party concentrate	165	665	(75.2)%	29,749	7,266	309.4%
Total production	241,438	238,207	1.4%	924,452	965,466	(4.2)%
Smelted	155,530	144,115	7.9%	637,489	598,569	6.5%
Refined and Rod	203,776	190,333	7.1%	834,914	785,936	6.2%
Sales	232,538	227,849	2.1%	871,076	931,171	(6.5)%

Molybdenum (tons)
Mined	6,735	7,977	(15.6)%	26,240	30,262	(13.3)%
Sales	6,758	8,018	(15.7)%	26,265	30,319	(13.4)%

Zinc (tons)
Mined	15,263	16,487	(7.4)%	60,010	66,958	(10.4)%
Refined	26,685	21,217	25.8%	99,893	92,672	7.8%
Sales	28,920	20,921	38.2%	101,140	91,570	10.5%

Silver (000s ounces)
Mined	4,960	4,526	9.6%	18,562	18,962	(2.1)%
Refined	3,650	3,681	(0.8)%	14,272	13,691	4.2%
Sales	5,205	4,891	6.4%	18,837	19,204	(1.9)%

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FOURTH QUARTER AND YEAR 2022 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	VAR %	2022	2021	VAR %
	(in millions, except per share amount)
Net sales:	$2,820.3	$2,823.7	(0.1)%	$10,047.9	$10,934.1	(8.1)%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	1,206.8	1,037.6	16.3%	4,649.1	3,894.4	19.4%
Selling, general and administrative	33.6	32.3	4.0%	125.0	125.2	(0.2)%
Depreciation, amortization and depletion	198.7	206.6	(3.8)%	796.3	806.0	(1.2)%
Exploration	11.2	16.6	(32.5)%	41.7	43.4	(3.9)%
Total operating costs and expenses	1,450.3	1,293.1	12.2%	5,612.1	4,869.0	15.3%

Operating income	1,370.0	1,530.6	(10.5)%	4,435.8	6,065.1	(26.9)%

Interest expense, net of capitalized interest	(82.8)	(89.4)	(7.4)%	(340.1)	(357.1)	(4.8)%
Other income (expense)	78.8	(10.7)	(836.4)%	133.2	(18.4)	(823.9)%
Interest income	18.3	2.0	815.0%	35.0	7.2	386.1%
Income before income tax	1,364.3	1,432.5	(3.4)%	4,263.9	5,696.8	(25.2)%
Income taxes	475.2	595.4	(20.2)%	1,612.2	2,299.2	(29.9)%
Net income before equity earnings of affiliate	909.1	837.1	8.6%	2,651.7	3,397.6	(22.0)%
Equity earnings of affiliate	(4.0)	(0.7)	471.4%	(3.7)	13.6	(127.2)%
Net Income	905.1	836.4	8.2%	2,648.0	3,411.2	(22.4)%

Less: Net income attributable to non-controlling interest	2.7	3.4	(20.6)%	9.5	14.1	(32.6)%

Net Income attributable to SCC	$902.4	$833.0	8.3%	$2,638.5	$3,397.1	(22.3)%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$1.17	$1.08	8.3%	$3.41	$4.39	(22.3)%
Dividends paid	$0.50	$1.00	(50.0)%	$3.50	$3.20	9.4%

Weighted average shares outstanding (Basic and diluted)	773.1	773.1		773.1	773.1

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FOURTH QUARTER AND YEAR 2022 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 31,	December 31,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$2,069.7	$3,002.0
Short-term investments	208.3	486.9
Accounts receivable	1,473.8	1,446.6
Inventories	1,013.9	972.9
Other current assets	422.0	231.2
Total current assets	5,187.7	6,139.6

Property, net	9,596.6	9,464.4
Leachable material, net	1,064.3	1,097.6
Intangible assets, net	134.7	138.1
Right-of-use assets	851.4	916.3
Deferred income tax	257.3	316.2
Other assets	205.4	225.4
Total assets	$17,277.4	$18,297.6

LIABILITIES
Current liabilities:
Current portion of long-term debt	$—	$299.7
Accounts payable	657.6	591.9
Income taxes	138.1	832.6
Accrued workers’ participation	236.3	325.7
Other accrued liabilities	203.7	200.1
Total current liabilities	1,235.7	2,250.0

Long-term debt	6,251.2	6,247.9
Lease liabilities	774.1	842.4
Deferred income taxes	161.2	118.3
Non-Current Taxes Payable	40.6	—
Other liabilities	82.4	68.3
Asset retirement obligation	585.3	562.9
Total non-current liabilities	7,894.8	7,839.8

EQUITY
Stockholders’ equity:
Common stock	3,498.5	3,462.9
Treasury stock	(3,107.6)	(3,074.0)
Accumulated comprehensive income	7,693.3	7,760.3
Total stockholders’ equity	8,084.2	8,149.2
Non-controlling interest	62.7	58.6
Total equity	8,146.9	8,207.8

Total liabilities and equity	$17,277.4	$18,297.6

As of December 31, 2022 and December 31, 2021 there were 773.1 million shares outstanding.

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FOURTH QUARTER AND YEAR 2022 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2022	2021	2022	2021
	(in millions)

OPERATING ACTIVITIES
Net income	$905.1	$836.4	$2,648.0	$3,411.2
Depreciation, amortization and depletion	198.7	206.6	796.3	806.0
Deferred income tax	32.7	(26.2)	117.3	(126.3)
Change in operating assets and liabilities	(57.3)	160.7	(838.9)	190.7
Other, net	2.6	50.2	79.8	10.8
Net cash provided by operating activities	1,081.8	1,227.7	2,802.5	4,292.4

INVESTING ACTIVITIES
Capital investments	(290.9)	(196.7)	(948.5)	(892.3)
Sale of short-term investment, net	(208.0)	139.9	278.5	(76.1)
Other, net	3.1	(4.0)	3.2	(4.5)
Net cash used in investing activities	(495.8)	(60.8)	(666.8)	(972.9)

FINANCING ACTIVITIES
Debt repaid	(300.0)	—	(300.0)	—
Dividends paid	(386.6)	(773.1)	(2,705.8)	(2,473.8)
Distributions to non-controlling interest	(1.2)	(2.2)	(5.5)	(6.7)
Other	0.1	0.1	0.3	0.3
Net cash used in financing activities	(687.7)	(775.2)	(3,011.0)	(2,480.2)

Effect of exchange rate changes on cash	(13.1)	26.6	(57.0)	(20.9)

(Decrease)/ Increase in cash and cash equivalents	$(114.8)	$418.3	$(932.3)	$818.4

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FOURTH QUARTER AND YEAR 2022 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

7310 North 16th St, Suite 135

Phoenix, AZ 85020, U.S.A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

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This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

4Q22	www.southerncoppercorp.com	Page 11 of 12

FOURTH QUARTER AND YEAR 2022 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	Fourth Quarter		Year
	2022	2021	2022	2021

Net income attributable to SCC	$902.4	$833.0	$2,638.5	$3,397.1
Add:
Net income attributable to the non-controlling interest	2.7	3.4	9.5	14.1
Income taxes	475.2	595.4	1,612.2	2,299.2
Interest expense	82.8	89.4	340.1	357.1
Depreciation, amortization and depletion	198.7	206.6	796.3	806.0
Less:
Equity earnings of affiliate	4.0	0.7	3.7	(13.6)
Interest income	(18.3)	(2.0)	(35.0)	(7.2)
Adjusted EBITDA	$1,647.5	$1,726.5	$5,365.3	$6,852.7

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	4th quarter 2022		4th quarter 2021		Year 2022		Year 2021
	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	1,206.8	238.4	1,037.6	207.2	4,649.1	245.4	3,894.4	1.90.7
Add:
Selling, general and administrative expenses	33.6	6.6	32.3	6.5	125.0	6.6	125.2	6.1
Treatment and refining charges net of sales premiums	7.0	1.4	0.3	0.1	(21.0)	(1.1)	(25.6)	(1.3)
Less:
Workers participation	(74.7)	(14.8)	(17.0)	(3.4)	(282.9)	(14.9)	(267.2)	(13.1)
Purchased concentrates from third parties	(55.6)	(11.0)	(53.3)	(10.6)	(316.8)	(16.7)	(225.8)	(11.1)
Other charges	(31.6)	(6.2)	(92.8)	(18.7)	(300.9)	(15.9)	(158.6)	(7.8)
Inventory change	(54.3)	(10.7)	13.9	2.8	(26.8)	(1.4)	15.0	0.7
Operating cash cost before by-product revenues	1,031.2	203.7	921.0	183.9	3,825.7	201.9	3,357.4	164.4

Less by-products revenue	(805.9)	(159.2)	(539.5)	(107.7)	(2,355.8)	(124.30)	(1,997.7)	(97.8)

Operating cash cost, net of by-products revenue	225.3	44.5	381.5	76.2	1,469.9	77.60	1,359.7	66.6

Total pounds of copper produced, in millions		506.2		500.7		1,894.7		2,041.7

4Q22	www.southerncoppercorp.com	Page 12 of 12